Execution Version

HEMIWEDGE INTELLECTUAL PROPERTY AGREEMENT

This HEMIWEDGE INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”) effective as of October 14, 2008 (the “Effective Date”), is entered into by and between Tejas Research & Engineering, L.P., a Texas limited partnership (“TRANSFEREE”), and Hemiwedge Valve Corporation, a Texas corporation (“TRANSFEROR”).

RECITALS

A.	TRANSFEROR has developed and is continuing to develop certain technology and intellectual property relating to hemispherical wedge valves and specialty valves;

B.
TRANSFEREE desires to acquire a license in and to such technology and intellectual property related to hemispherical wedge valves for designated fields of use and an assignment of two pending U.S. patent applications related to specialty valves in exchange for, among other things, a one-time cash payment.

In consideration of the mutual promises and conditions set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1  Definitions. The following definitions shall be applicable to the terms set forth below as used in this Agreement, in addition to those terms defined in the preamble hereto:

“5,000 PSI and Surface Safety Valves Field of Use” means any and all (i) applications for hydrocarbon or oilfield production, injection, vent, high pressure drop controllers, blow down, and dump - whether any of the foregoing is on land, offshore, or subsurface - that are intended for situations where the product or service is to be rated for 5,000 psi or greater and (ii) surface safety valve applications for a hydrocarbon, oilfield, or geothermal well regardless of pressure rating, specifically including all applications (whether or not monogrammed) under API Specification 6A, 6B, 6AV1, 11iW and 11V1. Notwithstanding the foregoing, this field of use does not include valve applications for (w) nuclear plants, (x) valves in or under American National Standards Institute rating 2500 class, (y) API Specification 6D, and (z) standard onshore pipeline valves.

“Acceptable Level of Quality” shall have the meaning ascribed to the term in Section 2.5(a).

“Agreement” shall have the meaning ascribed to the term in the preamble.

“API Specification” means those specifications published by the American Petroleum Institute from time to time.

“Assigned Deliverables” shall mean all tangible embodiments, in whatever form or medium, related to the Hemiwedge Products associated with the Assigned Hemiwedge Intellectual Property, including all prototypes, works in progress, data, components, engineering plans, algorithms, drawings, calculations, formulas, and programming for machining, and specifically including all tools and related components that have been made or designed for a down hole isolation valve.

“Assigned Hemiwedge Intellectual Property” means the Hemiwedge Intellectual Property identified on Schedule B, including reissues, divisions, continuation, continuations-in-part, extensions and reexaminations thereof, and including any other patents and patent applications, foreign or domestic, claiming priority to any of the foregoing, and all rights therein provided by international treaties and conventions.

“Combined Fields of Use” means the 5,000 PSI and Surface Safety Valves Field of Use, the Down Hole Field of Use, the Drilling and Workover Field of Use, and the Offshore and Subsea Field of Use.

“Confidential Information” shall have the meaning given to the term in Section 8.1 of this Agreement.

“Down Hole Field of Use” means any and all down hole (i.e., below the surface) applications for hydrocarbon, oilfield, or geothermal applications, including (i) completion of a hydrocarbon, oilfield, steam, water or other wells, (ii) drilling applications, (iii) production and monitoring applications, and (iv) all applications (whether or not monogrammed) under API Specification 11D1, 11iW, 11V1, 14A, and 14L.

“Drilling and Workover Field of Use” means any and all applications for the drilling or workover of hydrocarbon, oilfield, steam, water or other wells, including oil and gas drilling, whether the drilling or workover is (a) at the surface, down hole, or subsea, or (b) on a drilling, workover or other rig. This field of use specifically includes, but is not limited to use in or with (i) down hole isolation valves, (ii) marine riser isolation valves, (iii) blow out preventors, (iv) choke manifolds, (v) other pressure control devices, and (vi) all applications (whether or not monogrammed) under API Specification 7K, 8A, 8C, 16A, 16C, 16D and 16RCD.

“Effective Date” shall have the meaning ascribed to the term in the preamble.

“Encumbrance” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Forfeited Rights” shall have the meaning ascribed to the term in Section 7.1(c).

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Hemiwedge Cartridge Valves” means valves incorporating a hemispherical wedge, core, driver, cartridge, seat, and stem.

“Hemiwedge Intellectual Property” means any and all Intellectual Property relating to the Hemiwedge Products, including the Licensed Hemiwedge Intellectual Property and the Assigned Hemiwedge Intellectual Property.

“Hemiwedge Products” means (a) valves incorporating a hemispherical wedge and specialty valves, including but not limited to those described in the Patents listed in Schedule A and Schedule B, and all equipment and processes associated therewith, including down hole isolation valves (including hydraulic and mechanical down hole isolation valves that have been or will be designed by or for TRANSFEROR, and all related components, actuation devices, and running tools that have been or will be designed relating to down hole isolation valves) and subsea valves (and any chemical injection valves, tools, and actuation devices associated therewith that have been or will be designed by or for TRANSFEROR) and any and all Improvements to any of the foregoing and (b) all Technology relating to the foregoing.

“Hemiwedge Trademark” means the word mark “HEMIWEDGE”, including the goodwill of a business symbolized thereby or associated therewith, common law rights thereto, and registrations and applications for registrations thereof throughout the world, including United States Trademark Registration Number 1983828, filed April 27, 1995, for the word mark “HEMIWEDGE”.

“Improvements” means any and all improvements, developments, additions, changes, and modifications as may be from time to time made or acquired during the term of this Agreement by or for TRANSFEROR or its affiliates, consultants, sublicensees or assignees, whether or not the foregoing is or would be (a) patentable, (b) covered by the Hemiwedge Intellectual Property existing as of the Effective Date, or (c) in competition with any other Hemiwedge Product, provided, however, this does not include improvements of TRANSFEREE.

“Intellectual Property” means all rights throughout the world in any and all of the following: (i) Patents, (ii) the Hemiwedge Trademark, (iii) copyrights, (iv) trade secrets, (v) software, (vi) rights of privacy, and (vii) any and all other intangible or intellectual property rights; all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution, or other violation of any of the foregoing; and all licenses to any such intangible or intellectual property rights. This definition is intended to include, but not be limited by, the definition of intellectual property contained in 11 U.S.C. §101(35A) of the United States Bankruptcy Code.

“Law” means all constitutions, treaties, statutes, laws, ordinances, regulations, rules or Orders associated with any Governmental Authority.

“Licensed Deliverables” shall mean an original or at least one complete copy of all tangible embodiments, in whatever form or medium, related to the Hemiwedge Products associated with the Licensed Hemiwedge Intellectual Property as same is applicable to one or more of the Combined Fields of Use, including prototypes, works in progress, data, components, engineering plans, algorithms, drawings, calculations, formulas, and programming for machining, and further including and all chemical injection valves, tools, and actuation devices related to subsea valves.

“Licensed Hemiwedge Intellectual Property” means all Hemiwedge Intellectual Property, including that identified in Schedule A, including reissues, divisions, continuation, continuations-in-part, extensions and reexaminations thereof, and including any other patents and patent applications and trademark applications or registrations, foreign or domestic, claiming priority to any of the foregoing, and all rights therein provided by international treaties and conventions; not including, however, the Assigned Hemiwedge Intellectual Property.

“Offshore and Subsea Field of Use” means any and all applications for drilling, completion, production, monitoring, or controlling offshore (including inland waters) or subsea (regardless of water depth) wells, including any application (i) offshore, (ii) subsea, or (iii) on any offshore platform or floating production vessel. This field of use includes (a) any and all uses of any subsea valve, (b) any and all applications (whether or not monogrammed) under API Specification 17D, 17E and 17F, and (c) all applications on platforms, floating production units, and other offshore production units under API Specification 6A.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Patents” means United States and foreign patents, patent applications and statutory invention registrations, including reissues, divisions, continuation, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Permitted Encumbrance” means the Encumbrance on the Licensed Hemiwedge Intellectual Property and the Licensed Deliverables resulting from that certain Amended and Restated Security Agreement dated September 30, 2008, among TRANSFEROR, Shumate Industries, Inc, a Delaware corporation, Shumate Machine Works, Inc., a Texas corporation, and Stillwater National Bank and Trust Company, a national banking association. For clarity, the Permitted Encumbrance does not include any Encumbrance on the Assigned Hemiwedge Intellectual Property or the Assigned Deliverables.

“Technology” means know-how and other confidential or proprietary technical, business and other information, whether tangible or intangible, including manufacturing and production processes and techniques, research and development information, drawings (electronic and other), specifications, designs, plans, proposals, prototypes, works in progress, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, software, customer and supplier lists and information, and databases and any and all Improvements thereto.

“Transfer Agreement” shall have the meaning ascribed to the term in Section 2.6.

“TRANSFEREE” shall have the meaning ascribed to the term in the preamble.

“TRANSFEROR” shall have the meaning ascribed to the term in the preamble.

Section 1.2  Interpretation.

(a)  Any reference herein to a party shall include such party’s successors and permitted assigns.

(b)  The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)  Wherever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement and all references to Schedules refer to Schedules to this Agreement, which Schedules are attached hereto and made a part hereof for all purposes. The word “includes” or “including” means “including, but not limited to.” The word “or” will have the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. “Shall” and “will” have equal force and effect. Any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein, unless otherwise specified, are in United States Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

ARTICLE 2

INTELLECTUAL PROPERTY GRANTS; DISCLOSURE AND DELIVERABLES; QUALITY CONTROL

Section 2.1  License of the Licensed Hemiwedge Intellectual Property. In exchange for the Consideration (provided in Section 2.6), TRANSFEROR hereby grants to TRANSFEREE under the Licensed Hemiwedge Intellectual Property an exclusive (except as provided in Section 2.4), worldwide, perpetual, fully paid up, irrevocable, and sublicensable license and right to make, use, sell, offer for sale, rent, offer for rent, modify, reproduce, repair, service or otherwise commercialize or develop Hemiwedge Products for any and all of the Combined Fields of Use. For clarification, TRANSFEROR reserves the right to use or license others to use the Hemiwedge Trademark in connection with any and all activities not within the Combined Fields of Use.

Section 2.2  Assignment of the Assigned Hemiwedge Intellectual Property. TRANSFEROR hereby irrevocably grants, assigns, and transfers to TRANSFEREE all of TRANSFEROR’s right, title, and interest in and to the Assigned Hemiwedge Intellectual Property and Technology related thereto, including all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, and to all causes of action and the right to sue, counterclaim, and recover for past, present, and future infringement of the rights assigned under this Assignment. TRANSFEROR shall take all reasonable actions and sign documents, and cause its employees and consultants to take all reasonable actions and sign documents, to evidence and/or further this assignment, including the short form assignment, a form of which is included as Schedule C.

Section 2.3  Deliverables and Disclosure.

(a)  Deliverables. TRANSFEROR hereby sells, transfers, assigns, conveys and delivers to TRANSFEREE all of TRANSFEROR’S right, title and interest in and to the Assigned Deliverables and the Licensed Deliverables. Concurrently with the execution of this Agreement, or at a time(s) or place(s) determined by TRANSFEREE, TRANSFEROR will deliver to TRANSFEREE, in a manner and form as requested by TRANSFEREE, (1) all Licensed Deliverables necessary for TRANSFEREE to exercise fully its license under Section 2.1 of this Agreement, and (2) all Assigned Deliverables. Thereafter, and as soon as reasonably practicable, TRANSFEROR will deliver to TRANSFEREE all Licensed Deliverables and Assigned Deliverables regarding Improvements for TRANSFEREE to exercise fully its license under Section 2.1 of this Agreement and its assignment under Section 2.2 of this Agreement.

(b)  Disclosure. Concurrently with the execution of this Agreement, or at a time(s) or place(s) determined by TRANSFEREE, TRANSFEROR shall disclose to TRANSFEREE all the Technology related to the Hemiwedge Products to the extent necessary for TRANSFEREE to exercise fully its license under Section 2.1 of this Agreement and its assignment under Section 2.2 of this Agreement. Thereafter, and as soon as reasonably practicable, TRANSFEROR shall disclose to TRANSFEREE all Technology regarding Improvements to the extent necessary for TRANSFEREE to exercise fully its license under Section 2.1 and its assignment under Section 2.2 of this Agreement.

Section 2.4  TRANSFEREE’S Grantback Licenses.

(a)  License for Hemiwedge Cartridge Valves. TRANSFEREE grants to TRANSFEROR under the Licensed Hemiwedge Intellectual Property the non-exclusive, royalty-free, and sublicenseable right to make, use, sell, offer for sale, rent, offer for rent, modify, reproduce, or otherwise commercialize or develop Hemiwedge Cartridge Valves (i) for a production manifold above water on a production platform or vessel in Canadian waters only, and (ii) in connection with offshore platforms and other floating production vessels with TRANSFEROR’s ANSI class and API Specification 6D product line.

(b)  License for Sale of Mud Diverter Valves. TRANSFEREE grants to TRANSFEROR under the Licensed Hemiwedge Intellectual Property the non-exclusive, royalty-free, and sublicenseable right to make, use, sell, offer for sale, rent, or offer for rent Hemiwedge Products consisting of above-ground mud diverter valves within ANSI class product specifications for a period of eighteen (18) months from the Effective Date; provided, however, that the parties shall share equally the profits (defined as net revenue minus cost of goods sold and sales commissions) from all TRANSFEROR’s sales or rentals of such mud diverter valves to any third party other than Black Gold Rental Tools, Inc., of Corpus Christi, Texas (“Black Gold”). For clarity, TRANSFEROR shall have the rights to all profits from sales or rentals of such mud diverter valves to Black Gold.

(c)  License of Specialty Valves Outside the Combined Fields of Use. TRANSFEREE grants to TRANSFEROR under the Assigned Hemiwedge Intellectual Property the non-exclusive, royalty-free, and sublicenseable right to make, use, sell, offer for sale, rent, offer for rent, modify, reproduce, or otherwise commercialize or develop Hemiwedge Products for any and all uses outside of any and all of the Combined Fields of Use.

Section 2.5  Quality Control Regarding the Hemiwedge Trademark.

(a)  TRANSFEROR recognizes and acknowledges that TRANSFEREE offers quality goods and services, and TRANSFEREE agrees that it will maintain or exceed such quality in the future in connection with its use of the Hemiwedge Trademark pursuant to this Agreement. Consistent therewith, TRANSFEROR acknowledges that if TRANSFEREE makes products that meet or exceed the level of quality of its other goods when it makes the Hemiwedge Products to be offered in connection with the Hemiwedge Trademark, TRANSFEROR will deem such products to be of an acceptable level of quality (hereinafter “Acceptable Level of Quality”). TRANSFEREE may make changes to the Hemiwedge Products to be offered in connection with the Hemiwedge Trademark in accordance with this provision so long as any changes meet or exceed the Acceptable Level of Quality. Any and all rights in the Hemiwedge Trademark arising from TRANSFEREE’s exercise of its rights hereunder shall inure to TRANSFEROR’s benefit.

(b)  Upon receiving a request from TRANSFEROR, such requests not to exceed once per year, with reasonable notice, but not less than sixty (60) days, TRANSFEREE shall provide a sample of the Hemiwedge Products to be offered in connection with the Hemiwedge Trademark or permit TRANSFEROR to inspect and review at the business location of the TRANSFEREE during normal business hours a reasonable sample of proposed uses of the Hemiwedge Trademark for the purposes of assuring the Acceptable Level of Quality and proper use of the Hemiwedge Trademark. TRANSFEREE and TRANSFEROR agree to work in good faith with each other to correct or remedy uses of the Hemiwedge Trademark that may, for some reason, not meet the Acceptable Level of Quality set by the TRANSFEROR as defined in this provision; and, if the parties cannot reach an agreement, the parties agree to work in good faith with each other to discontinue TRANSFEREE’s use of the Hemiwedge Trademark until an agreement can be reached.

Section 2.6  Consideration. The parties acknowledge that each party is providing good and valuable consideration, including the consideration set forth in the that certain Agreement dated as of October 14, 2008, among Shumate Industries, Inc., a Delaware corporation, TRANSFEROR, and TRANSFEREE (“the Transfer Agreement”), and other consideration specified herein.

ARTICLE 3

ASSIGNABILITY

Section 3.1  Transferee. TRANSFEREE may, freely and without approval from TRANSFEROR, assign, transfer, or otherwise convey its rights or delegate its obligations hereunder, all without accounting to TRANSFEROR.

Section 3.2  Transferor. TRANSFEROR may, freely and without approval from TRANSFEREE, assign, transfer, or otherwise convey its rights or delegate its obligations hereunder, provided, however, that TRANSFEROR shall immediately give notice of such conveyance to TRANSFEREE.

Section 3.3  No Release. No assignment by TRANSFEREE or TRANSFEROR of its rights or obligations that is permitted under this Article 3 shall operate to release, discharge or otherwise affect the rights and obligations of any other party who is not so assigning its rights or obligations or the rights or obligations of the assigning party which are not so assigned.

ARTICLE 4

TERM AND TERMINATION; SURVIVAL

Section 4.1  Term. This Agreement is effective as of the Effective Date and shall extend until the last of the Licensed or Assigned Hemiwedge Intellectual Property expires or is terminated, unless otherwise terminated pursuant to Section 4.2.

Section 4.2  Termination. This Agreement may be terminated upon the occurrence of any of the following events:

(a)  the TRANSFEREE unilaterally giving TRANSFEROR thirty (30) days written notice, provided, however, that TRANSFEROR’s grantback rights provided by Section 2.4(c) shall survive such termination; or

(b)   both parties giving mutual written agreement;

Section 4.3  Survivability. The parties’ rights and obligations under Articles 5, 6, 7, 8, 9, 10, and 11 shall survive termination or expiration of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1  Representations and Warranties of Transferor.

(a)  TRANSFEROR has the full right, power, and authority to enter into this Agreement and perform this Agreement in accordance with its terms.

(b)  This Agreement has been duly authorized, executed and delivered by TRANSFEROR and constitutes the legal, valid and binding obligation of TRANSFEROR, enforceable against TRANSFEROR in accordance with its terms.

(c)  TRANSFEROR’S entry into this Agreement and performance of its obligations hereunder does not (i) violate or contravene any Law, Order, license, consent or other authorization from any Governmental Authority applicable to TRANSFEROR or to the Hemiwedge Products or Hemiwedge Intellectual Property, (ii) conflict with TRANSFEROR’S organizational documents, (iii) conflict with, constitute a breach or default under any other agreement or instrument to which TRANSFEROR is a party or by which it is bound, or (iv) result in the creation or imposition of any Encumbrance on the Hemiwedge Products or Hemiwedge Intellectual Property as a result of any other agreement or instrument to which TRANSFEROR is a party or by which it is bound.

(d)  TRANSFEROR represents that the Hemiwedge Intellectual Property is free and clear of any Encumbrances, except for the Permitted Encumbrance, and that TRANSFEROR (i) has all right, title and interest, except for the Permitted Encumbrance, in and to the Hemiwedge Intellectual Property, and the Technology and Deliverables associated therewith, (ii) has the right to license to TRANSFEREE the Licensed Hemiwedge Intellectual Property in the Combined Fields of Use, and (iii) has the right to assign the Assigned Hemiwedge Intellectual Property.

(e)  The Hemiwedge Intellectual Property is subsisting and, to TRANSFEROR’s knowledge, is valid and enforceable, and, to TRANSFEROR’s knowledge, use of the Hemiwedge Products does not infringe, misappropriate, or otherwise violate any third party Intellectual Property rights.

(f)  No third party has filed or threatened to file any claim, lawsuit, charge, complaint, or other action alleging that the Hemiwedge Intellectual Property is invalid or unenforceable or that any of the Hemiwedge Products infringes any third party Intellectual Property rights.

(g)  TRANSFEROR is not aware of any third party infringing, misappropriating, or otherwise violating the Hemiwedge Intellectual Property, and TRANSFEROR has not filed or threatened to file any claim, lawsuit, charge, complaint, or other action against any third party alleging that such third party is infringing, misappropriating, or otherwise violating the Hemiwedge Intellectual Property.

(h)  The Hemiwedge Intellectual Property is all the Intellectual Property and Hemiwedge Products applicable to operating in the Combined Fields of Use.

(i)  None of the Hemiwedge Intellectual Property is subject to any maintenance fees, taxes, or administrative actions falling due within ninety (90) days after the Closing Date.

(j)  The rights granted to TRANSFEREE pursuant to this Agreement and the exercise by TRANSFEREE or its successors or assigns of any or all of same do not impose on TRANSFEREE any past due, current, or future obligations, including licenses, sublicenses, or payment of royalties, fees, or other payments to any third party, including Soderberg Research and Development, Inc., Inprop, Inc., Jeannette Soderberg, At Balance Americas LLC, or Hunt Valve Company, Inc., or any of their successors or assigns.

(k)  TRANSFEROR has been engaged in ongoing discussions with various prospective financiers, corporate and strategic partners, purchasers, and licensors with respect to the Hemiwedge Intellectual Property and Deliverables transferred herein, pursuant to which TRANSFEROR has sought to achieve the highest value and best price for the sale, assignment and/or license of same. Such Hemiwedge Intellectual Property and Deliverables were marketed for approximately six months. The offer made by TRANSFEREE represented the highest value and best price for such Hemiwedge Intellectual Property and Deliverables. The negotiation of the rights transferred herein to Tejas was conducted in good faith and on an arms’ length basis.

Section 5.2  Representations and Warranties of Transferee.

(a)  TRANSFEREE has the full right, power, and authority to enter into this Agreement and perform this Agreement in accordance with its terms.

(b)  This Agreement has been duly authorized, executed and delivered by TRANSFEREE and constitutes the legal, valid and binding obligation of TRANSFEREE, enforceable against TRANSFEREE in accordance with its terms.

(c)  TRANSFEREE’s entry into this Agreement and performance of its obligations hereunder does not (i) violate or contravene any Law, Order, license, consent or other authorization from any Governmental Authority applicable to TRANSFEREE or (ii) conflict with TRANSFEREE’s organizational documents.

ARTICLE 6

INDEMNIFICATION; DUTY TO DEFEND

Section 6.1  By TRANSFEROR. TRANSFEROR agrees to defend, indemnify and hold harmless TRANSFEREE, its sublicensees and its affiliates, successors and assigns, and the officers, directors, employees and agents of each of them, from and against any and all claims, threatened claims, damages, losses, expenses, obligations, liabilities, actions, suits, including without limitation, interest and penalties, reasonable attorneys’ fees and costs and all amounts paid in settlement of any claim, action or suit, asserted by third parties against TRANSFEREE that arise out of, result from or are related to: (i) the violation of any statute, regulation or rule of Law by TRANSFEROR in the performance of its obligations under this Agreement; (ii) a breach or alleged breach of any representation, covenant, or warranty made by TRANSFEROR in this Agreement; (iii) activities taking place at TRANSFEROR’s facilities and that do not involve TRANSFEREE; (iv) a breach or alleged breach by TRANSFEROR of any of the other terms or conditions of this Agreement, (v) TRANSFEREE’s exercise of the rights granted in Sections 2.1 and 2.2 of this Agreement (provided that under this subsection 6.1(v), the parties shall share equally the first two hundred fifty thousand dollars ($250,000) of liability, after which TRANSFEROR shall pay for all liability hereunder up to one-million five-hundred thousand dollars ($1,500,000), and in no event shall TRANSFEROR incur liability for any amounts exceeding one million five hundred thousand dollars ($1,500,000) under this subsection 6.1(v)), or (vi) the negligence or other wrongdoing of TRANSFEROR or its affiliates or any employee or agent of TRANSFEROR or its affiliates.

Section 6.2  By TRANSFEREE. TRANSFEREE agrees to defend, indemnify and hold harmless TRANSFEROR and its affiliates, successors and assigns, and the officers, directors, employees and agents of each of them, from and against any and all claims, threatened claims, damages, losses, expenses, obligations, liabilities, actions, suits, including without limitation, interest and penalties, reasonable attorneys’ fees and costs and all amounts paid in settlement of any claim, action or suit, asserted by third parties against TRANSFEROR that arise out of, result from or are related to: (i) the violation of any statute, regulation or rule of Law by TRANSFEREE in the performance of its obligations under this Agreement; (ii) a breach or alleged breach of any representation, covenant, or warranty made by TRANSFEREE in this Agreement; (iii) activities taking place at TRANSFEREE’s facilities and that do not involve TRANSFEROR; (iv) a breach or alleged breach by TRANSFEREE of any of the other terms or conditions of this Agreement, or (v) the negligence or other wrongdoing of TRANSFEREE or its affiliates or any employee or agent of TRANSFEREE or its affiliates.

Section 6.3  Process. In each case for which a party seeks indemnification under the provisions of Sections 6.1 or 6.2, the party claiming indemnification (“Indemnitee”) must promptly notify the party providing indemnification (“Indemnitor”) in writing of any such claim. The Indemnitor shall be permitted to fully control the defense and any settlement of the claim. However, Indemnitor shall not, without Indemnitee’s written consent, settle any such claim if the settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the Indemnitee’s or any of Indemnitee’s affiliates. Indemnitee shall cooperate fully in the defense of such claim and may appear at its own expense through counsel in matters for which Indemnitor has assumed the defense.

Section 6.4  NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE OR EXEMPLARY OR ADDITIONAL DAMAGES OR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, ANY LOST OPPORTUNITY, LOSS OF USE, LOSS OF RIGHTS FROM UNTIMELY COMPLETION, BUSINESS INTERRUPTION, LOST PRODUCTS OR LOST PROFITS, WHICH RESULT FROM ACTIVITIES ARISING UNDER THIS AGREEMENT.

ARTICLE 7

INTELLECTUAL PROPERTY PROSECUTION, MAINTENANCE, AND LITIGATION; OWNERSHIP OF IMPROVEMENTS

Section 7.1  Intellectual Property Prosecution and Maintenance.

(a)  TRANSFEREE shall have the right, in its own name and at its own expense, to prepare, file, prosecute, and maintain the Assigned Hemiwedge Intellectual Property.

(b)  TRANSFEROR shall have the first right, in its own name and at its own expense, to prepare, file, prosecute, and maintain the Licensed Hemiwedge Intellectual Property.

(c)  TRANSFEROR shall provide written notice as soon as possible to TRANSFEREE if TRANSFEROR decides not to prosecute, to abandon, not to pursue foreign rights claiming priority to earlier rights, or to otherwise cause or allow any of its rights in the Licensed Hemiwedge Intellectual Property to be forfeited (collectively “Forfeited Rights”), and in any event not less than thirty (30) days before any governmental, procedural, or administrative deadline bringing about or triggering such Forfeited Rights. If TRANSFEREE receives notice from TRANSFEROR of a decision to allow Forfeited Rights, or if TRANSFEREE is aware of a deadline less than thirty (30) days away that would result in Forfeited Rights, TRANSFEREE shall have the right, in its own name and at its own expense, to prepare, file, prosecute, and maintain any of the Licensed Hemiwedge Intellectual Property applicable to or usable in any of the Combined Fields of Use in which TRANSFEROR intends to allow Forfeited Rights or has failed to take action within thirty (30) days of a deadline that would result in Forfeited Rights. If TRANSFEREE prosecutes and maintains any of the licensed Hemiwedge Intellectual Property, TRANSFEREE shall grant to TRANSFEROR a royalty free license to use any patents rights not within the Combined Fields of Use.

(d)  If TRANSFEREE exercises its rights under Section 7.1(c), TRANSFEROR shall: (i) take all necessary actions, sign documents, and generally assist TRANSFEREE in maintaining and/or obtaining the Licensed Hemiwedge Intellectual Property, and (ii) immediately assign and cause its employees and consultants to assign such Intellectual Property to TRANSFEREE, subject to any licenses relating to same.

(e)  TRANSFEROR hereby irrevocably constitutes and appoints TRANSFEREE as its true and lawful attorney-in-fact with full power of substitution, in the name of TRANSFEROR or otherwise, and on behalf of and for the benefit of TRANSFEREE, to execute and deliver such further agreements, documents, certificates and other instruments of conveyance, assignment and transfer reasonably necessary to vest in TRANSFEREE all of TRANSFEROR’s right, title and interest in and to the Licensed Hemiwedge Intellectual Property described in the previous subsections; to institute and prosecute, in the name of TRANSFEROR or otherwise, all proceedings that TRANSFEREE may deem proper in order to assert or enforce any claim, right or title of any kind in and to such Licensed Hemiwedge Intellectual Property and the Hemiwedge Products; to defend and compromise any and all actions, suits or proceedings in respect of any part thereof; and to do all such acts and things in relation thereto as TRANSFEREE shall deem advisable. TRANSFEROR agrees that the foregoing powers are coupled with an interest and shall be irrevocable by TRANSFEROR or by its dissolution or in any manner or for any reason.

Section 7.2  Intellectual Property Litigation. TRANSFEREE shall have the right and sole discretion, in TRANSFEROR’s name (if required by Law, but otherwise in TRANSFEREE’s name) to sue third parties for past, present, and future infringement, misappropriation, or other violations of the Licensed Hemiwedge Intellectual Property in the Combined Fields of Use and TRANSFEROR shall fully and timely cooperate and assist TRANSFEREE in connection with any such suit or action. All damages, awards, and settlement recoveries shall belong to TRANSFEREE. In the event that TRANSFEREE cannot pursue, without TRANSFEROR, any desired action for violation of the Licensed Hemiwedge Intellectual Property, then TRANSFEROR agrees to be joined as a party to such action. In such an event, TRANSFEROR will pay for its costs, including its attorneys’ fees, and any recovery will be first used to pay TRANSFEROR’S and TRANSFEREE’S litigation costs and, to the extent funds remain, the parties will discuss and agree upon an allocation of the remaining funds between the parties based upon at least the following factors: each party’s level of involvement in the action, the field(s) of use of the third party violator, and the impact of any such action across the various fields of use. TRANSFEROR further shall fully and timely cooperate with TRANSFEREE in connection with any suit or action involving the Assigned Hemiwedge Intellectual Property.

Section 7.3  Notice of Infringement. TRANSFEROR shall give TRANSFEREE prompt written notice of any suspected infringement of the Hemiwedge Intellectual Property in any of the Combined Fields of Use that may come to TRANSFEROR’s attention.

Section 7.4  Ownership of Intellectual Property for Improvements.

(a)  By Transferee. TRANSFEREE shall own any improvements, developments, additions, changes, and modifications, including Intellectual Property relating thereto, as may be from time to time made during the term of this Agreement by or for TRANSFEREE or its affiliates (excluding TRANSFEROR to the extent TRANSFEROR becomes an affiliate of TRANSFEREE), consultants, sublicensees or assignees.

(b)  By Transferee - Applicable Exclusively to One or More of the Combined Fields of Use. TRANSFEREE shall own any and all rights, including Intellectual Property, relating to Improvements to the Hemiwedge Technology or to the Hemiwedge Products to the extent such Improvements can be segregated exclusively to any one or more of the Combined Fields of Use. In this regard, TRANSFEROR, as soon as reasonably practicable, shall assign, and cause its employees and consultants to assign to TRANSFEREE such Intellectual Property and the related Improvements.

(c)  By Transferor - Exclusively Outside the Combined Fields of Use. TRANSFEROR shall own any and all right, including Intellectual Property, relating to Improvements to the Hemiwedge Technology or the Hemiwedge Products to the extent such Improvements can be segregated to uses outside the Combined Fields of Use.

(d)  By Transferor - Applicable Both Inside and Outside the Combined Fields of Use. TRANSFEROR shall own any and all rights, including Intellectual Property, relating to Improvements to the Hemiwedge Technology or to the Hemiwedge Products to the extent such Improvements cannot be segregated exclusively to any one or more of the Combined Fields of Use or exclusively outside the Combined Fields of Use. TRANSFEROR, however, hereby grants to TRANSFEREE under such Intellectual Property an exclusive (in a manner consistent with Sections 2.1 and 2.4), worldwide, perpetual, fully paid up, irrevocable, and sublicensable license and right to make, use, sell, offer for sale, rent, offer for rent, modify, reproduce, repair, service or otherwise commercialize or develop such Improvements to the Hemiwedge Technology or to the Hemiwedge Products for any and all of the Combined Fields of Use.

(e)  Assigned Intellectual Property. Notwithstanding any of the foregoing, TRANSFEREE shall own any and all rights, including Intellectual Property, relating to Improvements to the Hemiwedge Technology or to the Hemiwedge Products that relate to the Assigned Hemiwedge Intellectual Property.

ARTICLE 8

CONFIDENTIALITY

Section 8.1  Confidential Information. Each party acknowledges that in performing this Agreement the party may be provided with and have access to another party’s confidential information, including, without limitation, technical information (such as software, algorithms, Technology, and trade secrets relating to Hemiwedge Products), processes, product plans and sales information, that the other party treats as proprietary, confidential or of substantial value and which value would be impaired if improperly used or disclosed to third parties (“Confidential Information”). The parties acknowledge that Confidential Information may include any of the foregoing which has been provided to or by another party prior to the Effective Date.

Section 8.2  Treatment of Confidential Information. For a period of twenty (20) years from the Effective Date, each party shall maintain the other party’s Confidential Information in confidence and not disclose the other party’s Confidential Information to any person other than to its officers, fiduciaries, employees, agents or consultants who have a business need to know such Confidential Information, who have been informed of the confidential nature of such Confidential Information and who are, either by nature of their positions or duties or pursuant to written agreement, subject to substantially equivalent restrictions with respect to the use and disclosure of the Confidential Information as are set forth in this Agreement.

Section 8.3  Permitted Disclosures. The obligation of each party to maintain another party’s Confidential Information in confidence shall not apply to any Confidential Information (i) that becomes publicly available (other than by reason of a disclosure by a party in violation of this Agreement), (ii) was in the possession of the receiving party prior to the time it was disclosed hereunder, (iii) is independently made available as a matter of right to the receiving party by a third party, (iv) is independently developed by or for the receiving party, which independent development is supported by sufficient evidence, (v) the disclosure of which has been consented to by the other party in writing, or (vi) the disclosure of which is required by a court of competent jurisdiction or other governmental authority or otherwise as required by Law or regulation of a national securities exchange on which the securities of such party may then be listed.

Section 8.4  Notice of and Limits on Disclosure. Before any party discloses any of another party’s Confidential Information pursuant to Section 8.3(vi), such party shall as soon as practicable, and in any event prior to making any such disclosure, notify the other party of the specific Confidential Information proposed to be disclosed and of the court order, subpoena, interrogatories, government order or other reason that requires disclosure of the Confidential Information so that the other party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information or waive compliance with the applicable provisions of this Article 8. Such party shall also consult with the other party on the advisability of taking steps to eliminate or narrow the requirement to disclose the Confidential Information and shall otherwise cooperate with the efforts of the other party to obtain a protective order or other remedy to protect the Confidential Information. If a protective order or other remedy cannot be obtained, such party may disclose only that Confidential Information that its counsel advises in writing (which writing shall also be addressed and delivered to the other party) is legally required to be disclosed.

Section 8.5  Notice of Other Uses of Confidential Information. Each party shall promptly inform the other party if it becomes aware of any reason, whether under Law, policy or otherwise, that it will, or might become compelled to, use the other party’s Confidential Information or disclose Confidential Information in violation of the confidentiality restrictions in this Article 8 other than as contemplated by Section 8.2.

ARTICLE 9

GOVERNING LAW, JURISDICTION, AND DISPUTE RESOLUTION

Section 9.1  Governing Law and Jurisdiction. This Agreement is governed by and construed under the Laws of the State of Texas as applied to agreements among the residents of such state made and to be performed entirely within such state. To the fullest extent permitted by applicable Law and subject to the dispute resolution provisions of Section 9.2, the parties hereby agree that any claim, action or proceeding by any party hereto based on, arising out of or in connection with this Agreement must be brought only in the Federal or State Courts of the State of Texas located in Houston, Texas, unless said courts do not have subject matter jurisdiction, then in such other appropriate federal or state court located in the State of Texas, and not in any other state or federal court in the United States of America or any court in any other country. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The parties acknowledge that in the event of any breach of this provision by any party, the other party will have no adequate remedy at Law and is entitled to injunctive relief to enforce the terms of this Section 9.1.

Section 9.2  Dispute Resolution.

(a)  The parties have entered into this Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they agree to attempt to resolve any dispute amicably without the necessity of litigation or arbitration. Accordingly, if a dispute arises between or among the parties relating to this Agreement (a “Dispute”), they will first refer the Dispute to the authorized officers of the parties to this Agreement prior to the commencement of arbitration proceedings or legal action.

(b)  If the authorized officers of the parties are unable to reach agreement with respect to a Dispute within forty five (45) days after such Dispute is referred to them pursuant to paragraph (a) above, such Dispute shall be resolved by binding arbitration administered pursuant to American Arbitration Association rules then applicable for commercial disputes. Such arbitration shall be conducted by a single arbitrator, who shall be such individual as the parties may agree upon within thirty (30) days after a party serves notice requiring an arbitration of a Dispute. If the parties cannot agree upon an arbitrator within such thirty (30) day period, then a single arbitrator shall be selected by the American Arbitration Association. In any controversy subject to arbitration, the arbitrator may grant any relief, legal or equitable, interim or final, that may be granted by a court of competent jurisdiction. The decision of the arbitrator shall be final and binding and no appeal shall be made therefrom. Any arbitration shall take place in Houston, Texas, or as otherwise agreed by the parties. This clause shall survive the termination of this Agreement and shall be governed by the Federal Arbitration Act.

(c)  Specific Performance. Notwithstanding the foregoing dispute resolution procedures, the parties acknowledge and agree that any breach by any party of the provisions of Articles 2, 3, 6, 7, and 8 may cause irreparable injury for which monetary damages would not be adequate. Accordingly, such provisions may be enforced by the parties by specific performance without first proceeding pursuant to paragraph (a) or (b) above.

ARTICLE 10

NOTICES

Any notice or other communication that a party desires to give to another party shall be in writing, and made be made by personal delivery, delivery by electronic mail, by registered or certified mail (postage prepaid), by facsimile, or by overnight commercial courier service, addressed to the party at its address, e-mail address, or facsimile number set forth below. Notice shall be effective as follows: upon the date of delivery if by personal delivery or delivery by electronic mail; upon three (3) calendar days after deposit in any United States mail box if by registered or certified mail; upon confirmed transmission if by facsimile; or upon one (1) business day following the date so mailed by courier if by overnight commercial courier service. Any party may designate a different address to which notices or demands shall thereafter be directed by written notice given in the manner hereinabove required and directed to the other parties at its respective address as set forth herein.

To TRANSFEREE:

Tejas Research & Engineering, LP
9185 Six Pines Drive
The Woodlands, TX 77380
Attention: Tom Hill
Facsimile: 403-466-8063
Confirm: 281-466-8700

With a copy to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Gene G. Lewis
Facsimile: (713) 651-5246
Confirm: (713) 651-5151

To TRANSFEROR:

Hemiwedge Valve Corporation
1011 Beach Airport Road
Conroe, Texas 77301
Attention: President, Ken Chickering
Facsimile: 936-539-2990
Confirm: kenc@hemiwedge.com

With a copy to:

BURLESON COOKE, L.L.P.
2040 North Loop 336 West, Suite 123
Conroe, Texas 77304
Attention: Dr. Claude E. Cooke Jr.
Facsimile: 936-494-0102
Confirm: 713-358-1700

ARTICLE 11

MISCELLANEOUS

Section 11.1  Executory Contract. The parties agree that this contract is an executory contract as that term is used in the bankruptcy provisions of the United States Code, including 11 U.S.C. Section 365(n), due to the mutual on-going obligations of the parties.

Section 11.2  Amendments. This Agreement may be modified or amended at any time by an approval in writing signed by the parties.

Section 11.3  Entire Agreement. This Agreement, along with the Transfer Agreement and the other agreements contemplated thereby and delivered contemporaneously herewith, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any prior agreement or understanding between them. In the event of any inconsistency or conflict between this Agreement and such other agreements, the provisions of this Agreement shall control.

Section 11.4  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 11.5  Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 11.6  Counterpart Execution; Facsimile Execution. Separate copies of this Agreement may be executed by the parties hereto, with the same effect as though all parties had signed the same copy of this Agreement. Facsimile signatures shall have the same effect as manually executed signatures.

Section 11.7  Further Assurances. Each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the execution of this Agreement and the achievement of its purposes. Each of TRANSFEROR and TRANSFEREE shall execute and deliver from time to time such further agreements, documents, certificates and other instruments of conveyance, assignment and transfer and shall use reasonable efforts to take or cause to be taken such other actions as may be reasonably necessary to vest all of TRANSFEROR’s right, title and interest in and to the Assigned Hemiwedge Intellectual Property, Assigned Deliverables, and Licensed Deliverables in TRANSFEREE, including using reasonable efforts to obtain the approval, waiver or consent of any person.

Section 11.8  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

Section 11.9  Savings Clause. Should TRANSFEROR, voluntarily or involuntarily, become subject to the protection of the United States bankruptcy Laws or similar Laws of another jurisdiction, TRANSFEREE shall be entitled to all of the benefits of such bankruptcy Laws. Pending the assumption or rejection of this Agreement, TRANSFEROR shall perform all of its obligations under this Agreement and as required by such bankruptcy Laws. If TRANSFEROR or any trustee rejects this Agreement pursuant to such bankruptcy Laws, TRANSFEREE may elect to retain its license rights under this Agreement for the duration of this Agreement and the license granted herein. If TRANSFEREE elects to retain its license rights hereunder, TRANSFEREE may freely exercise its rights under this Agreement and any supplementary agreement and TRANSFEROR shall comply fully with its delivery and disclosure obligations pursuant to Section 2.3 inasmuch as the Assigned Deliverables, Licensed Deliverables, and Technology are integral to TRANSFEREE’s license rights pursuant to Section 2.1 and assignment rights under Section 2.2. TRANSFEROR and/or the trustee shall not interfere with the rights of TRANSFEREE as provided in this Agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

TRANSFEROR:

Hemiwedge Valve Corporation

By: ________________________________
Name: Matthew C. Flemming
Title: Chief Financial Officer

TRANSFEREE:

Tejas Research & Engineering, L.P.

By: ________________________________
Name: Thomas Hill
Title: Chief Executive Officer

SIGNATURE PAGE TO INTELLECTUAL PROPERTY AGREEMENT

SCHEDULE A – LICENSED HEMIWEDGE INTELLECTUAL PROPERTY

a.	U.S. Patent Number 4,962,911, titled “Hemiwedge Valve” (expired)

b.	U.S. Patent Number 5,333,834, titled “Valve Driver”

c.	U.S. Patent Number 5,507,469, titled “Valve Actuator System for Initial Torque Reduction”

d.	U.S. Patent Number 7,357,145, titled “High-pressure, Hemi-wedge Cartridge Valve”

e.	U.S. Patent Application Publication Number 2008/0093575, titled “Rotatable Wedge Valve Mechanism And Method For Manufacture”

f.	U.S. Patent Application Publication Number 2008/0099076, titled “Rotatable Wedge Cartridge Valve Mechanism And Method For Assembly And Disassembly”

g.	U.S. Patent Application Publication Number 2008/0179558 (U.S. Patent Application Serial Number 11/699518), titled “Self-adjusting Seat For Rotary Valve” (abandoned)

h.	WO2008/051886, titled “Rotatable Wedge Valve Mechanism And Method For Manufacture”

i.	WO2008/055050, titled “Rotatable Wedge Cartridge Valve Mechanism And Method For Assembly And Disassembly”

j.	WO1996/035068 (PCT/US96/05980), titled “Valve Actuator System for Initial Torque Reduction” (expired)

k.	WO1994/023228 (PCT/US94/03360), titled “Valve Driver” (expired)

SCHEDULE B – ASSIGNED HEMIWEDGE INTELLECTUAL PROPERTY

a.	U.S. Patent Application Serial Number 12/049765, titled “Hydraulic Bi-Directional Rotary Isolation Valve”

b.	U.S. Patent Application Serial Number 12/112092, titled “Mechanical B-Directional Isolation Valve”

Schedule C – SHORT FORM ASSIGNMENT

ASSIGNMENT

THIS ASSIGNMENT, is made this ____ day of October, 2008, by Hemiwedge Valve Corporation, a Texas corporation (hereinafter referred to as Assignor);

WHEREAS, Assignor is the owner of certain new and useful inventions as described in each patent or patent application listed below (herein “Inventions”):

United States of America application serial number 12/0497,65, titled “Hydraulic Bi-Directional Rotary Isolation Valve”; and United States of America application serial number 12/112,092, titled “Mechanical B-Directional Isolation Valve”; and

WHEREAS, Tejas Research & Engineering, L.P., a Texas limited partnership (herein called “Assignee”), is desirous of acquiring the entire right, title and interest in and to said Inventions, including said pending patent applications anywhere in the world, and in and to any Letters Patent of the United States to be obtained therefore and thereon.

NOW, THEREFORE, for good and sufficient consideration, the receipt of which is hereby acknowledged, Assignor has sold, assigned, transferred and set over, and by these presents does sell, assign, transfer and set over, unto Assignee, its successors, legal representatives and assigns, the entire right, title and interest in and to the above-mentioned Inventions, including said pending applications anywhere in the world, and in and to any Letters Patent to be obtained therefore and thereon, and in and to any and all direct and indirect divisions, continuations and continuations-in-part of said application(s), and any and all Letters Patent in the United States and all foreign countries which may be granted therefore and thereon, and reissues, reexaminations and extensions of said Letters Patent, and all rights of action on account of past, present and future infringement of said patents and like protection, and all rights under the International Convention for the Protection of Industrial Property, the same to be held and enjoyed by Assignee, for its own use and benefit and the use and benefit of its successors, legal representatives and assigns, to the full end of the term or terms for which Letters Patent may be granted and/or extended, as fully and entirely as the same would have been held and enjoyed by Assignor, had this sale and assignment not been made.

AND for the same consideration, Assignor hereby represents and warrants to Assignee, its successors, legal representatives and assigns, that, at the time of execution and delivery of these presents, except for any rights, titles and/or interests that have arisen to Assignee under law or that have already been transferred to Assignee, Assignor is the sole and lawful owners of the entire right, title and interest in and to the said Inventions, including said pending applications anywhere in the world, and in and to any Letters Patent to be obtained therefore and thereon, and that the same are unencumbered and that Assignor has good and full right and lawful authority to sell and convey the same as herein set forth.

AND for the same consideration, Assignor hereby covenants and agrees to and with Assignee, its successors, legal representatives and assigns, that Assignor will sign all papers and documents, take all lawful oaths and do all acts necessary or required to be done for the procurement, maintenance, enforcement and defense of any Letters Patent and applications for Letters Patent for said Inventions, whenever counsel of Assignee, or counsel of its successors, legal representatives and assigns, shall advise: that any proceedings in connection with said Inventions, patent applications, or Letters Patent, including but not limited to interference proceedings, is lawful and desirable; or, that any division, continuation or continuation-in-part of any application for Letters Patent, or any reissue, reexamination or extension of any Letters Patent, to be obtained thereon, is lawful and desirable.

AND Assignor hereby requests the Commissioner of Patent and Trademarks to issue said Letters Patent of the United States to Assignee, as Assignee of said Inventions and any Letters Patent issued or to be issued thereon, for the sole use and benefit of Assignee, its successors, legal representatives and assigns.

AND Assignor hereby grants the following individuals the power to insert on this Assignment any further identification which may be necessary or desirable to comply with the rules of the United States Patent and Trademark Office for recordation of this document:

FULBRIGHT & JAWORSKI L.L.P.

All practitioners at Customer Number 26271.

Date:
Printed Name:

THE STATE OF TEXAS	'

COUNTY OF HARRIS	'

Before me, the undersigned authority, on this ____ day of October, 2008, personally appeared _______________________, who being by me first duly sworn declared that he is _______________________ and acknowledged to me that he executed the foregoing Assignment for the purposes therein expressed.

(Notary Seal)

Notary Public, State of Texas